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                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF BELL, BOYD & LLOYD]


                                 July 24, 1997


Extended Stay America, Inc.
450 E. Las Olas Boulevard
Suite 1100
Ft. Lauderdale, FL 33301

                       Registration Statement on Form S-3

Ladies and Gentlemen:

     We have represented Extended Stay America, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering under the Act 1,786,713 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company (the "Shares") owned by certain stockholders of the Company. In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers, including the Registration Statement and pertinent resolutions of the board of directors of the Company, as we deemed it necessary to examine for the purpose of this opinion.

     Based upon such examination, it is our opinion that the Shares are legally issued, fully paid, and non-assessable shares of Common Stock of the Company.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

                                        Very truly yours,